Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 29, 2015, Harris Corporation (“Harris”) completed its acquisition of Exelis Inc. (“Exelis”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated February 5, 2015, among Harris, Exelis, and a wholly owned subsidiary of Harris (“Merger Sub”). At the closing of the acquisition, Merger Sub merged with and into Exelis, with Exelis continuing as the surviving corporation and a wholly owned subsidiary of Harris (the “Merger”). Exelis shareholders received, in exchange for each share of Exelis common stock they owned, (1) $16.625 in cash, without interest, and (2) 0.1025 shares of Harris common stock. Harris paid approximately $3.2 billion in cash (net of $130 million of Exelis cash on May 29, 2015) and issued approximately 19.3 million shares of its common stock in consideration for the Merger. Harris funded the cash consideration and other amounts payable under the terms of the Merger Agreement from a combination of (1) cash on hand; (2) borrowings under a new senior unsecured term loan facility in an aggregate principal amount of $1.3 billion (the “New Term Loan”); and (3) a portion of the proceeds from $2.4 billion in debt securities which Harris issued on April 27, 2015 and which consisted of $500,000,000 aggregate principal amount of its 1.999% Notes due 2018 (the “2018 Notes”), $400,000,000 aggregate principal amount of its 2.700% Notes due 2020 (the “2020 Notes”), $600,000,000 aggregate principal amount of its 3.832% Notes due 2025 (the “2025 Notes”), $400,000,000 aggregate principal amount of its 4.854% Notes due 2035 (the “2035 Notes”) and $500,000,000 aggregate principal amount of its 5.054% Notes due 2045 (the “2045 Notes” and together with the 2018 Notes, 2020 Notes, 2025 Notes and 2035 Notes, the “Notes”). In addition, Harris redeemed $750,000,000 aggregate principal amount of its existing notes with a portion of the proceeds from the Notes.

The following unaudited pro forma condensed combined financial statements give effect to the Merger under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 805, Business Combinations (“ASC Topic 805”), with Harris treated as the legal and accounting acquirer. The historical consolidated financial information in the unaudited pro forma condensed combined financial statements has been adjusted to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results of Harris and Exelis. The unaudited pro forma condensed combined balance sheet as of April 3, 2015 is based on the individual historical consolidated balance sheets of Harris and Exelis, and has been prepared to reflect the Merger as if it occurred on April 3, 2015, which was the end of Harris’ third quarter of fiscal 2015. The unaudited pro forma condensed combined statements of income for the three quarters ended April 3, 2015 and the year ended June 27, 2014 combine the historical results of operations of Harris and Exelis, and have been prepared to reflect the Merger as if it occurred on June 29, 2013, the first day of Harris’ fiscal 2014.

Harris’ fiscal year ends on the Friday nearest June 30, and prior to the Merger, Exelis’ fiscal year ended on December 31. As a consequence of those different fiscal years:

•	The unaudited pro forma condensed combined balance sheet as of April 3, 2015 combines Harris’ historical unaudited condensed consolidated balance sheet as of April 3, 2015, which was the end of Harris’ third quarter of fiscal 2015, and Exelis’ historical unaudited consolidated balance sheet as of March 31, 2015.

•	The unaudited pro forma condensed combined statement of income for the three quarters ended April 3, 2015 combines Harris’ historical unaudited results of operations for the three quarters ended April 3, 2015, which was the end of Harris’ third quarter of fiscal 2015, and Exelis’ historical unaudited results of operations for the three quarters ended March 31, 2015.

•	The unaudited pro forma condensed combined statement of income for the year ended June 27, 2014 combines Harris’ historical audited results of operations for the year ended June 27, 2014, which was the end of Harris’ fiscal 2014, and Exelis’ historical unaudited results of operations for the four quarters ended June 30, 2014.

On September 27, 2014, Exelis completed its previously announced spin-off of Vectrus, Inc. (formerly referred to as Mission Systems) (“Vectrus”), and Exelis reported Vectrus as discontinued operations beginning in the fourth quarter of its fiscal year ended December 31, 2014. Consequently, the unaudited pro forma condensed combined statements of income for the three quarters ended April 3, 2015 and the year ended June 27, 2014 reflect separately the historical results of operations for (1) Exelis (as previously reported by Exelis, including Vectrus’ results of operations), (2) Vectrus and (3) Exelis (as adjusted to exclude Vectrus’ results of operations). The unaudited pro forma condensed combined balance sheet as of April 3, 2015 reflects the historical unaudited consolidated balance sheet of Exelis as of March 31, 2015, which excludes Vectrus.

The unaudited pro forma condensed combined statements of income do not reflect events that may have occurred after the Merger or still may occur in the future, including, but not limited to, the anticipated realization of ongoing savings from operating synergies; and certain one-time charges Harris incurred or still expects to incur in connection with the transaction, including, but not limited to, costs in connection with integrating the operations of Harris and Exelis.

The following unaudited pro forma condensed combined financial statements are for informational purposes only and do not purport to indicate the results that actually would have been obtained had the Merger been completed on the assumed dates or for the periods presented, or which may be realized in the future. To prepare the unaudited pro forma condensed combined financial statements, Harris adjusted Exelis’ assets and liabilities to their estimated fair values based on preliminary valuation work. As of the date of filing of the Current Report on Form 8-K/A to which the following unaudited pro forma condensed combined financial statements are attached, Harris has not completed the detailed valuation work necessary to finalize the required estimated fair values of the Exelis assets acquired and liabilities assumed and the related allocation of purchase price, nor has Harris identified all adjustments necessary to conform Exelis’ accounting policies to Harris’ accounting policies. However, during preparation of the accompanying unaudited pro forma condensed combined financial statements, Harris performed an analysis and identified no material differences in accounting policies between Harris and Exelis. A preliminary determination of the fair value of Exelis’ assets and liabilities was based on the actual net tangible and intangible assets and liabilities of Exelis that existed as of May 29, 2015, the date the Merger was completed. Additionally, the value of the portion of the per share Merger consideration that was paid in shares of Harris common stock was determined based on the closing price of Harris common stock on the New York Stock Exchange on May 29, 2015, the date the Merger was completed. The purchase price allocation included in the unaudited pro forma condensed combined financial statements is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. Further, the preliminary purchase price allocation has been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements. The preliminary purchase price allocation was based on reviews of publicly disclosed allocations for other acquisitions in the industry, Harris’ historical experience, data that was available through the public domain, Harris’ due diligence review of Exelis’ business and, following completion of the Merger, incremental valuation work that was performed. Any increases or decreases in the fair value of relevant statement of financial position amounts will result in adjustments to the statement of financial position and/or statements of income until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Harris’ audited consolidated financial statements and related notes thereto contained in Harris’ Annual Report on Form 10-K for the year ended June 27, 2014 and Harris’ Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2015; and

•	Exelis’ audited consolidated financial statements and related notes thereto contained in Exelis’ Annual Report on Form 10-K for the year ended December 31, 2014 and Exelis’ Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2013, March 31, 2014, June 30, 2014, September 30, 2014 and March 31, 2015.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of April 3, 2015

(In millions)

	Historical	Historical	Pro Forma	Note	Pro Forma
	Harris	Exelis	Adjustments	References	Combined
Assets
Current Assets
Cash and cash equivalents	$488	$479	$(3,312)	2a, 2b, 2c, 2c1	$400
			(37)	2a
			(27)	2f
			2,950	3c
			(29)	3c
			(68)	3c
			(13)	3c
			(31)	3c
Receivables	653	853	(271)	3b	1,235
Inventories	636	231	271	3b	1,124
			(14)	2h1
Income taxes receivable	15	—	(27)	2j	—
			12	2j
Current deferred income taxes	117	55	123	2j	295
Other current assets	113	47	3	3c	163

Total current assets	2,022	1,665	(470)		3,217
Non-current Assets
Property, plant and equipment	706	422	46	2h2	1,174
Goodwill	1,665	1,973	(1,973)	2g	6,341
			4,676	2k
Intangible assets	207	143	(143)	2g	1,813
			1,606	2h
Non-current deferred income taxes	71	541	215	2g	126
			(698)	2j
			(3)	3c
Other non-current assets	164	87	22	3c	263
			(5)	3c
			(5)	2g

Total non-current assets	2,813	3,166	3,738		9,717

	$4,835	$4,831	$3,268		$12,934

Liabilities and Equity
Current Liabilities
Short-term debt	$27	$—	$—		$27
Accounts payable	280	229	—		509
Compensation and benefits	179	120	—		299
Other accrued items	302	134	(5)	2g	677
			(39)	3c
			243	2h3
			42	2j
Advance payments and unearned income	241	231	—		472
Income taxes payable	19	—	12	2j	31
Current portion of long-term debt	—	—	130	3c	129
			(1)	3c

Total current liabilities	1,048	714	382		2,144
Non-current Liabilities
Defined benefit plans	—	2,021	(75)	2h3	1,946
Non-current deferred income taxes	—	2	3	2j	5
Long-term debt	1,576	649	52	2i	5,094
			1,300	3c
			2,400	3c
			(750)	3c
			(130)	3c
			(3)	3c
Long-term contract liability	74	—	—		74
Other long-term liabilities	297	135	(9)	2g	422
			20	2i1
			(21)	2j

Total non-current liabilities	1,947	2,807	2,787		7,541
Equity
Shareholders’ Equity:
Preferred stock	—	—	—		—
Common stock	104	2	(2)	2e	123
			19	2d
Other capital	512	2,621	(2,621)	2e	2,011
			1,508	2d
			(9)	2a
Treasury stock	—	(128)	128	2e	—
Retained earnings	1,363	685	(685)	2e	1,249
			(28)	2a
			(73)	3c
			(13)	3c
Accumulated other comprehensive loss	(139)	(1,870)	1,870	2e	(134)
			5	3c

Total shareholders’ equity	1,840	1,310	99		3,249
Noncontrolling interests	—	—	—		—

Total equity	1,840	1,310	99		3,249

	$4,835	$4,831	$3,268		$12,934

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Income For the Three Quarters Ended April 3, 2015 (In millions, except per share amounts)

	Historical Harris	Historical Exelis (As Reported)	Vectrus	Exelis (As Adjusted to Exclude Vectrus)	Pro Forma Adjustments	Note References	Pro Forma Combined
	A	B	C	D=B+C	E		A+D+E
Revenue from product sales and services	$3,548	$2,786	$(288)	$2,498	$(3)	3a	$6,043
Cost of product sales and services	(2,324)	(2,092)	260	(1,832)	2	3a	(4,099)
					65	3g
					(10)	3d
Engineering, selling and administrative expenses	(603)	(299)	24	(275)	(48)	3b	(996)
					(6)	3b
					(73)	3d
					1	3b
					8	3g
Research and development expenses	—	(48)	—	(48)	48	3b	—
Restructuring charges	—	(6)	—	(6)	6	3b	—
Other income, net	—	1	—	1	(1)	3b	—
Interest income	2	—	—	—	—		2
Interest expense	(79)	(28)	—	(28)	(46)	3e	(146)
					(3)	3c
					10	3f

Income from continuing operations before income taxes	544	314	(4)	310	(50)		804
Income taxes	(154)	(119)	3	(116)	19	3i	(251)

Income from continuing operations	390	195	(1)	194	(31)		553
Noncontrolling interest, net of income taxes	—	—	—	—	—		—

Income from continuing operations attributable to Harris Corporation common shareholders	$390	$195	$(1)	$194	$(31)		$553

Income from continuing operations per basic common share attributable to Harris Corporation common shareholders	3.73			1.04			4.46
Income from continuing operations per diluted common share attributable to Harris Corporation common shareholders	3.69			1.01			4.42
Basic weighted average common shares outstanding	104.1						123.3
Diluted weighted average common shares outstanding	105.2						124.4

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Fiscal Year Ended June 27, 2014

(In millions, except per share amounts)

	Historical Harris	Historical Exelis (As Reported)	Vectrus	Exelis (As Adjusted to Exclude Vectrus)	Pro Forma Adjustments	Note References	Pro Forma Combined
	A	B	C	D=B+C	E		A+D+E
Revenue from product sales and services	$5,012	$4,542	$(1,261)	$3,281	$(6)	3a	$8,287
Cost of product sales and services	(3,310)	(3,551)	1,108	(2,443)	4	3a	(5,685)
					89	3g
					(14)	3d
					(11)	2h1
Engineering, selling and administrative expenses	(820)	(445)	65	(380)	(51)	3b	(1,360)
					(28)	3b
					(93)	3d
					1	3b
					11	3g
Research and development expenses	—	(51)	—	(51)	51	3b	—
Restructuring and asset impairment charges	—	(28)	—	(28)	28	3b	—
Other income, net	—	1	—	1	(1)	3b	—
Non-operating income	4	—	—	—	—		4
Interest income	3	—	—	—	—		3
Interest expense	(94)	(37)	—	(37)	(63)	3e	(184)
					(5)	3c
					1	3h
					14	3f

Income from continuing operations before income taxes	795	431	(88)	343	(73)		1,065
Income taxes	(256)	(159)	28	(131)	28	3i	(359)

Income from continuing operations	539	272	(60)	212	(45)		706
Noncontrolling interests, net of income taxes	1	—	—	—	—		1

Income from continuing operations attributable to Harris Corporation common shareholders	$540	$272	$(60)	$212	$(45)		$707

Income from continuing operations per basic common share attributable to Harris Corporation common shareholders	5.05			1.12			5.60
Income from continuing operations per diluted common share attributable to Harris Corporation common shareholders	5.00			1.09			5.55
Basic weighted average common shares outstanding	106.1						125.4
Diluted weighted average common shares outstanding	107.3						126.5

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1: Description of Transaction and Basis of Presentation

On May 29, 2015, Harris completed its acquisition of Exelis pursuant to the Merger Agreement. At the closing of the Merger, Merger Sub merged with and into Exelis, with Exelis continuing as the surviving corporation and a wholly owned subsidiary of Harris. Exelis shareholders received, in exchange for each share of Exelis common stock they owned, (1) $16.625 in cash, without interest, and (2) 0.1025 shares of Harris common stock.

Harris paid approximately $3.2 billion in cash (net of $130 million of Exelis cash on May 29, 2015) and issued approximately 19.3 million shares of its common stock in consideration for the Merger. Harris funded the cash consideration and other amounts payable under the terms of the Merger Agreement from a combination of cash on hand, borrowings under the New Term Loan, and a portion of the proceeds from the issuance of $2.4 billion in Notes. In addition, Harris redeemed $750 million aggregate principal amount of its existing notes with a portion of the proceeds from the Notes.

The accompanying unaudited pro forma condensed combined financial statements give effect to the Merger under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations, with Harris treated as the legal and accounting acquirer. The historical consolidated financial information in the unaudited pro forma condensed combined financial statements has been adjusted to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results of Harris and Exelis. The unaudited pro forma condensed combined balance sheet as of April 3, 2015 is based on the individual historical consolidated balance sheets of Harris and Exelis, and has been prepared to reflect the Merger as if it occurred on April 3, 2015, which was the end of Harris’ third quarter of fiscal 2015. The unaudited pro forma condensed combined statements of income for the three quarters ended April 3, 2015 and the year ended June 27, 2014 combine the historical results of operations of Harris and Exelis, and have been prepared to reflect the Merger as if it occurred on June 29, 2013, the first day of Harris’ fiscal 2014.

The accompanying unaudited pro forma condensed combined statements of income do not reflect events that may have occurred after the Merger or still may occur in the future, including, but not limited to, the anticipated realization of ongoing savings from operating synergies, and certain one-time charges Harris incurred or still expects to incur in connection with the transaction, including, but not limited to, costs in connection with integrating the operations of Harris and Exelis. The accompanying unaudited pro forma condensed combined financial statements are for informational purposes only and do not purport to indicate the results that actually would have been obtained had the Merger been completed on the assumed dates or for the periods presented, or which may be realized in the future.

To prepare the accompanying unaudited pro forma condensed combined financial statements, Harris adjusted Exelis’ assets and liabilities to their estimated fair values based on preliminary valuation work. As of the date of filing of the Current Report on Form 8-K/A to which the accompanying unaudited pro forma condensed combined financial statements are attached, Harris has not completed the detailed valuation work necessary to finalize the required estimated fair values of the Exelis assets acquired and liabilities assumed and the related allocation of purchase price.

Also, as of the date of filing of the Current Report on Form 8-K/A to which the accompanying unaudited pro forma condensed combined financial statements are attached, Harris has not identified all adjustments necessary to conform Exelis’ accounting policies to Harris’ accounting policies. However, during preparation of the accompanying unaudited pro forma condensed combined financial statements, Harris has performed an analysis and identified no material differences in accounting policies between Harris and Exelis.

Additionally, the value of the portion of the per share Merger consideration that was paid in shares of Harris common stock was determined based on the closing price of Harris common stock on the New York Stock Exchange on May 29, 2015, the date the Merger was completed. However, the purchase price allocation included in the accompanying unaudited pro forma condensed combined financial statements is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

NOTE 2: Preliminary Consideration Transferred and Preliminary Fair Value of Net Assets Acquired

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the estimated fair values of the Exelis’ identifiable assets acquired and liabilities assumed, and the excess of the consideration over these fair values is recorded to goodwill.

The preliminary purchase price allocation was based on reviews of publicly disclosed allocations for other acquisitions in the industry, Harris’ historical experience, data that was available through the public domain and Harris’ due diligence review of Exelis’ business, and incremental valuation work performed following completion of the Merger. Any increases or decreases in the fair value of relevant statement of financial position amounts based on completion of an appraisal of tangible assets acquired and liabilities assumed and final valuation of intangible assets will result in adjustments to the statement of financial position and/or statements of income until the purchase price allocation is finalized. The consideration transferred and preliminary fair value of Exelis’ assets acquired and liabilities assumed as if the Merger occurred on April 3, 2015 is presented as follows:

(in millions)	Note	Amount
Calculation of consideration transferred:
Cash consideration paid for Exelis outstanding common stock	a	$3,128
Cash consideration paid for Exelis outstanding stock options	b	125
Cash consideration paid for Exelis outstanding restricted stock units	c	38
Cash consideration paid for dividends to Exelis shareholders	c1	21

Total cash consideration paid		3,312
Less cash acquired		(479)

Net cash consideration paid		$2,833
Fair value of Harris common stock issued for Exelis outstanding common stock	d	1,527

Total net consideration transferred		$4,360

Recognized amounts of identifiable assets acquired and liabilities assumed:
Net book value of assets, excluding cash, acquired as of April 3, 2015	e	$831
Less transaction costs incurred by Exelis	f	(27)
Less elimination of pre-existing Exelis goodwill, intangible assets, and certain non-current deferred income taxes, other non-current assets, other accrued items and other long-term liabilities	g	(1,892)

Adjusted net book value of assets acquired		(1,088)
Identifiable intangible assets at fair value	h	1,606
Adjust inventory to fair value	h1	(14)
Adjust property, plant and equipment to fair value	h2	46
Adjust net pension liability fair value	h3	(168)
Increase long-term debt assumed to fair value	i	(52)
Other adjustments	i1	(20)
Income tax impact of fair value adjustments, including deferred tax on identifiable intangible assets	j	(626)
Goodwill	k	4,676

Net assets acquired at fair value		$4,360

a.	Cash consideration paid for Exelis outstanding common stock is computed as follows (for information regarding the source of funding for this cash consideration, see Note 3c):

(in millions, except per share amounts)	Amount
Outstanding shares of Exelis common stock (as of May 29, 2015)	188.1
Cash consideration to be paid per Exelis share	$16.625

Cash consideration to be paid to Exelis shareholders	$3,128

Additional adjustments in the unaudited pro forma condensed combined balance sheet include $48 million ($37 million after-tax) in acquisition-related costs, including fees paid in connection with a new bridge term loan facility that was terminated, as a reduction in cash with a corresponding decrease to Retained Earnings ($28 million) and Other Capital ($9 million) reflecting the mix of cash and equity consideration to be paid.

b.	Each Exelis stock option that was outstanding and unexercised immediately prior to the date of the Merger, whether or not vested, was canceled, and converted into the right of the option holder to receive an amount in cash, with respect to each share of Exelis common stock subject to such option, equal to the excess, if any, of the per share equity award consideration over the applicable per share exercise price for each such stock option, less any required withholding taxes. The cash paid based on approximately 9.0 million Exelis stock options outstanding as of May 29, 2015 was approximately $125 million.

c.	For each Exelis Restricted Stock Unit (“RSU”) that was outstanding immediately prior to the date of the Merger, other than any rollover RSU, any vesting conditions or restrictions applicable to such RSU lapsed, the RSU was canceled and converted into the right of the holder to receive an amount in cash, without interest, for each share of Exelis common stock subject to such RSU, equal to the sum of (i) the per share equity award consideration plus (ii) any accrued per share dividend payments by Exelis in respect of such RSU, and less any required withholding taxes. The cash paid, without reduction for withholding taxes, based on approximately 1.5 million Exelis RSUs outstanding as of May 29, 2015 was approximately $38 million.

c1.	Represents $19.4 million cash dividends paid to Exelis shareholders as well as $1.4 million cash dividends to holders of RSUs.

d.	The fair value of Harris common stock issued for Exelis outstanding common stock is computed as follows:

(in millions, except per share amounts)	Amount
Outstanding shares of Exelis common stock (as of May 29, 2015)	188.1
Exchange ratio	0.1025

Shares of Harris common stock to be issued for Exelis outstanding common stock ($1.00 par value)	19.3
Price per share of Harris common stock as of May 29, 2015	$79.22

Fair value of Harris common stock issued for Exelis outstanding common stock	$1,527

e.	Reflects the historical book value of the net book value of assets, net of cash, as of April 3, 2015 acquired from Exelis. The unaudited pro forma condensed combined balance sheet reflects the elimination of Exelis’ historical common stock, additional paid-in capital, treasury stock, retained earnings and accumulated other comprehensive loss as part of purchase accounting.

f.	Represents transaction costs incurred by Exelis, which reduced net assets acquired.

g.	Reflects the elimination of certain previously recorded assets and liabilities by Exelis as part of purchase accounting. The historical book value as of April 3, 2015 is as follows:

(in millions)	Amount
Goodwill	$(1,973)
Intangible assets	(143)
Non-current deferred income taxes (deferred tax liabilities related to eliminated goodwill and intangible assets)	215
Other non-current assets (debt issuance costs)	(5)
Other accrued items (related to current portion of deferred rent)	5
Other long-term liabilities (related to non-current portion of deferred rent)	9

Net eliminations	$(1,892)

h.	Identifiable intangible assets acquired consist of the following:

(in millions)	Amount
Acquired customer relationships	$1,401
Acquired developed technology	150
Acquired trade names and trademarks	55

Estimated fair value of identifiable intangible assets	$1,606

h1.	The fair value of inventory involved an assessment of inventory reserves (including for obsolescence), fair value calculations associated with net inventory after reserve adjustments, and considered estimated selling price of eventual finished inventory less expected costs to complete the manufacturing process and selling costs, and incorporated a reasonable profit allowance for the remaining effort/risks. This included $25 million of write-downs for obsolescence and an inventory step-up of $11 million, resulting in a net adjustment of a negative $14 million.

h2.	The fair value of property, plant and equipment was based on valuation work, including appraisals, replacement costs and consideration of Harris’ capitalization policy for fully depreciated assets still in use. The related change to depreciation expense was considered immaterial and not included in the pro forma condensed combined statements of income.

h3.	The fair value of net unfunded pension liability involved updating key actuarial assumptions as of the date the Merger was completed, including discount rates, long-term expected rates of return on plan assets, rate of future compensation increases, mortality, termination and health care inflation trend rates.

i.	The fair value of long-term debt was determined using prices in secondary markets for identical and similar securities obtained from external pricing sources.

i1.	Represents net other adjustments, including increases to reserves for loss contracts, above market leases and environmental liabilities.

j.	Represents tax impact of purchase accounting adjustments, including deferred tax liability for identifiable intangible assets acquired.

k.	Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The amount of goodwill presented in the above table reflects the estimated goodwill as if the acquisition of Exelis occurred on April 3, 2015.

NOTE 3: Pro Forma Adjustments

a.	Reflects the elimination of revenue from product sales and services and cost of product sales and services for sales between Harris and Exelis.

b.	Certain balances from the historical financial information of Exelis were reclassified to conform their presentation to that of Harris. These include:

1.	Unbilled costs of $271 million on fixed-price contracts reclassified from Receivables to Inventories.

2.	Research and development expenses reclassified to Engineering, selling and administrative expenses of $48 million for the three quarters ended April 3, 2015 and $51 million for the year ended June 27, 2014.

3.	Restructuring and asset impairment charges reclassified to Engineering, selling and administrative expenses of $6 million for the three quarters ended April 3, 2015 and $28 million for the year ended June 27, 2014.

4.	Other income reclassified to Engineering, selling and administrative expenses of $1 million for each of the three quarters ended April 3, 2015 and the year ended June 27, 2014.

c.	Harris funded the cash consideration and other amounts payable under the terms of the Merger Agreement from a combination of cash on hand and debt financing, which included a combination of $1.3 billion of borrowings under the New Term Loan and a portion of the $2.4 billion from the issuance of new debt securities. Further, shortly before the Merger, Harris redeemed $750 million of its existing notes with a portion of the proceeds from the issuance of new debt securities.

The unaudited pro forma condensed combined balance sheet as of April 3, 2015 has been adjusted to reflect the actual financing costs paid. Accordingly, approximately $29 million of financing costs were recorded in the unaudited pro forma condensed combined balance sheet ($3 million in Other Current Assets, $22 million in Other Non-current Assets, $1 million as a discount on Current Portion of Long-term Debt and $3 million as a discount on Long-term Debt). Additionally, $130 million of borrowings under the New Term Loan are reflected in Current Portion of Long-term Debt to reflect quarterly principal amortization payments equal to 2.50 percent of the initial principal amount of the New Term Loan for each tranche.

The unaudited pro forma condensed combined statements of income for the three quarters ended April 3, 2015 and the year ended June 27, 2014 have been adjusted to reflect the Merger as if it occurred on June 29, 2013, the first day of Harris’ fiscal 2014. In connection with obtaining the committed debt financing on such date, approximately $29 million of financing costs were recognized over the life of the underlying debt. This amortization is recorded as interest expense and resulted in charges of approximately $3 million for the three quarters ended April 3, 2015 and approximately $5 million for the year ended June 27, 2014.

In connection with the redemption of the Harris notes described above, the unaudited pro forma condensed combined balance sheet as of April 3, 2015 reflects a $73 million decrease in Retained Earnings representing the after-tax loss on a $118 million pre-tax loss on extinguishment of this debt. The $118 million pre-tax loss consists of $113 million of “make-whole” redemption prices paid and a write-off of $5 million of unamortized debt issue costs related to these notes. As a result of the redemption of the Harris notes, the unaudited pro forma condensed combined balance sheet as of April 3, 2015 reflects a net decrease to Cash and Cash Equivalents of $68 million (reflecting the $113 million of make-whole redemption prices paid, net of a $45 million tax benefit on the $118 million net loss on extinguishment of this debt). Additionally, in connection with the redemption of the Harris notes described above, the unaudited pro forma condensed combined balance sheet as of April 3, 2015 reflects (i) a $13 million decrease in Retained Earnings representing the after-tax amount related to accrued but unpaid interest of $22 million on these notes and (ii) a $31 million decrease in Cash and Cash Equivalents, a $39 million decrease in Other Accrued Items, a $5 million decrease in Accumulated Other Comprehensive Loss and an $3 million decrease in Non-current Deferred Income Taxes related to the termination of four interest rate swap agreements previously put in place to hedge against interest-rate risk associated with our issuance of the new debt securities.

d.	Reflects the net increase in amortization expense related to the fair value of acquired finite-lived identifiable intangible assets and the elimination of historical amortization expense recognized by Exelis for the three quarters ended April 3, 2015 and the year ended June 27, 2014. Assumptions and details are as follows:

		Weighted		Three Quarters	Year
		Average		Ended	Ended
	Charged	Useful Lives	Fair	April 3,	June 27,
(in millions)	To	(Years)	Value	2015	2014
Acquired intangible assets-Developed technology	(1)	11	$150	$10	$14

Acquired intangible assets-Other	(2)	12	$1,456	$90	$119
Less historical Exelis amortization	(2)			17	26

Net adjustment to amortization expense	(2)			$73	$93

(1)	Cost of product sales and services
(2)	Engineering, selling and administrative expenses

e.	Reflects a net increase in interest expense related to new debt to finance a portion of the acquisition and the redemption of certain Harris notes (as described at Note 3c), as presented below:

	Three Quarters Ended	Fiscal Year Ended
(in millions)	April 3, 2015	June 27, 2014
Interest expense on term loans	$14	$21
Interest expense on new public debt	67	90
Interest expense on debt to be redeemed (1)	(35)	(48)

Total	$46	$63

(1)	Includes amortization of debt issue costs and debt discounts.

A 0.125 percent variance in the variable interest rate for the term loans would change interest expense for the three quarters ended April 3, 2015 and for the year ended June 27, 2014 by approximately $1.1 million and $1.6 million, respectively.

f.	Reflects amortization of the increase to Exelis’ long-term debt based on a $52 million fair value adjustment (see also Note 2i).

g.	Reflects the elimination of amortization of net actuarial losses from accumulated comprehensive loss related to Exelis’ post-retirement benefit plans due to the accumulated comprehensive loss being eliminated as part of purchase accounting.

h.	Reflects the elimination of amortization of debt issuance costs related to Exelis’ issuance of its two senior notes due to the debt issuance costs being eliminated as part of purchase accounting.

i.	Represents the tax effects of all pro forma adjustments above using Harris’ statutory rate of 35 percent for federal income taxes and approximately 3 percent for state income taxes.